Exhibit 99.1

Famous Dave’s Reports Results For Third Quarter Fiscal 2015

MINNEAPOLIS, November 4, 2015 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today reported financial results for the third quarter ending September 27, 2015.

Highlights for the third quarter of 2015 as compared to the third quarter of 2014:

•	Revenue decreased from $37.7 million to $31.8 million, primarily reflecting the combined impact of the closure of four company restaurants and the refranchising of another five company restaurants since the end of the third quarter 2014 as well as a comparable sales decrease;

•	Comparable sales for Company-owned restaurants open 24 months or more decreased 9.8% compared to a decrease of 5.7% for the same period in 2014;

•	Franchise royalty revenue declined slightly from $4.4 million to $4.3 million primarily reflecting the net closure of seven franchise-operated restaurants and a comparable sale decrease of 3.6%;

•	Restaurant-level cash flow margins at Company-owned restaurants decreased 910 basis points primarily as a result of an adverse impact on margins due to year-over-year sale declines, anticipated increases in contracted food costs and increased labor costs due to operational challenges during the transition to a new labor management system;

•	General and administrative expenses increased by approximately $269,000 to approximately $4.2 million for the third quarter of 2015; and were 13.2% of revenue compared to 10.4% of revenue for the third quarter of 2014. This increase largely reflected various one-time expenses resulting from management and strategy changes, a year-over-year increase in severance costs related to headcount reductions at the corporate office, and revenue deleverage as a result of lower restaurant sales. As a reminder, the third quarter of 2014 included approximately of $249,000, or $0.02 per diluted share, of recaptured severance costs that were recorded in the second quarter of 2014;

•	During the quarter, the company re-franchised five restaurants as well as sold the real estate associated with one of these locations and the real estate for a previously closed restaurant. These transactions generated $5.3 million in cash proceeds and resulted in one-time gain of approximately $1.8 million;

•	During the quarter, the Company closed the Chicago field office and extended the lease at its North Riverside location, electing not to move forward with a planned relocation of this restaurant. This resulted in lease reserve charges and abandoned development costs of approximately $599,000, or $0.09, per diluted share;

•	Net income was $708,000 compared to $2.0 million for the third quarter of 2014;

•	Diluted net income per share was $0.10 compared to $0.28 for the third quarter of 2014;

•	Diluted adjusted net (loss) income per share was ($0.05) compared to $0.26 for the third quarter of 2014; and

•	Adjusted EBITDA for the third quarter of 2015 was $1.1 million compared to $4.4 million for the same period in 2014

Highlights for the nine months ended September 27, 2015 as compared to the nine months ended September 28, 2014:

•	Revenue decreased from $115.3 million to $101.8 million;

•	Comparable sales for Company-owned restaurants open 24 months or more decreased 7.9% compared to a decrease of 5.2% for the same period in 2014;

•	Franchise royalty revenue was $13.3 million, compared to $13.2 million;

•	Net income decreased from $5.4 million to approximately $1.6 million;

•	Diluted net income per common share was $0.22 compared to $0.74, for 2014;

•	Diluted adjusted net income per share was $0.20, primarily reflecting a $0.25 one-time gain on the re-franchising of five company-owned restaurants and sale of the real estate associate with one of these locations and the real estate for a previously closed restaurant. This was for the most part offset by charges related to asset impairment, estimated lease termination costs and other closing cost of $0.23. This compared to $0.80 of diluted adjusted net income per share for the first nine months of 2014; and

•	Adjusted EBITDA was approximately $6.5 million, compared to approximately $13.7 million for the first nine months of 2014.

Adam Wright, Interim CEO, commented “Late in the second quarter and early in the third quarter, there was a significant change in senior management and the Board, as the Board was not satisfied with the direction of the company and its results. The new Board and senior management team has dedicated significant attention to improving the performance of the Famous Dave’s system, from a keen focus on customer experience and improving food and labor cost management to improving the effectiveness and impact of our marketing efforts. While we are now confident in the direction of the company, the changes will take time to take effect as we undo the mistakes of prior management and attempt to win back customers we disappointed while at the same time acquiring new customers. We expect to see an improvement in our financial performance in the next few quarters, after we implement our changes.

Although the quarter results are disappointing, the company has taken significant action and is making progress that benefits the business in the long term, including the following items:

•	Early in the third quarter, the Company put in place a new Board that has taken significant action at the Company. In addition, the Company brought in an independent board member to head the audit committee and another vacant board seat was filled by Anand Gala, who is one of the Company’s strongest franchisees and is a successful restaurant entrepreneur. Following these changes, it should be noted that the Board members beneficially own approximately 45% of the Company’s stock and all of the Board members with significant ownership in the Company have agreed to waive their cash Board fees on an ongoing basis;

•	In addition to Board changes, we recently welcomed back our founder, Dave Anderson, to the Company. Dave is a tremendous asset for us as we rebuild the Company for the long-term and will apply his passion and BBQ expertise to make sure our menu items are as relevant today as they ever were. Dave will help us to rebuild our company culture, restart our competition BBQ team, and innovate and market our restaurants. The entire organization, from employees and franchisees, to Board members, is thrilled about his return;

•	We hired Abe Ruiz as COO, who brings significant knowledge of our business from his time as a franchisee of the Company. Mr. Ruiz started in September and his two top priorities are addressing our labor and food costs, and improving guest experience;

•	We have spent significant time with our franchise partners focusing on improving franchisee relations and collaboration;

•	We reversed changes that led to poor guest experience under prior management. Specifically, we increased portion sizes on many menu items, returned iconic items such as cornbread muffins and our sauces to the restaurants, implemented new uniforms, and addressed numerous other poor decisions;

•	We have focused on improving our guest experience through a revamp in employee training and kitchen execution;

•	We are focused on rebuilding our culture and passion for serving the best BBQ;

•	We have implemented a happy hour menu and are testing lunch value offerings, as well as limited time offers like beef short rib and fried chicken, both of which were developed by Dave Anderson;

•	While the significant actions we have taken have yet to increase our same store sales, we are seeing positive feedback from our guests as our guest satisfaction is up 8.3% for the period ending October versus the period before the leadership change;

•	In order to address the same store sales decline, we have dedicated resources to developing an effective marketing plan and have re-allocated marketing dollars in order to communicate more effectively with our existing customers, to win back lost customers and to attract new audiences to the Famous Dave’s brand;

•	We also announced a partnership with TABLEZ in the United Arab Emirates, whose first of four restaurants is scheduled to open in the coming months. We plan to continue to dedicate some resources to international expansion, as we believe there is demand overseas for our brand;

We believe greater transparency is needed regarding our unacceptable labor costs during the quarter. Late in the second quarter under prior management, the company transitioned its labor management system to a new platform. The change to the company’s labor management system did not allow our store managers to effectively adjust labor to match changes in sales (as they had under the previous system) and react to the negative declines experienced from the prior managements menu changes. Needless to say, the new management team reversed the labor system as quickly as possible. However, as with many changes, it took time to implement. We are happy to announce, as of Monday, the previous and more effective labor management system has been restored in all of our corporate stores.

While it is always darkest before the dawn, we believe the organization is getting excited about the long-term prospects for Famous Dave’s as a concept, not only to the return of positive same store sales, but long term highly profitable growth. It will just take some time.

I am confident as next year progresses we will see the benefits of these actions to better position the business for the long term. I would like to thank and acknowledge our team and franchisees, who care deeply about our company and future success, and work extremely hard to move the business forward. Our sole focus is on maximizing long-term shareholder value and with our efforts to rebuild our culture, and our unfaltering passion for serving guests our award–winning Bar-B-Que, we are moving the company forward. We are working hard to correct the mistakes of prior management, and, as importantly, building on the Company’s strengths going forward. With the high quality of our corporate team, our franchise partners, and our food, I remain confident our Company’s long-term growth prospects remain intact.”

Famous Dave’s ended the quarter with 179 restaurants, including 44 company-owned restaurants and 135 franchise-operated restaurants, located in 33 states, the Commonwealth of Puerto Rico, and Canada. Subsequent to the end of the quarter, we opened one franchise-operated restaurant in Guaynabo, Puerto Rico.

Credit Facility Covenant Compliance

Due in large part to the incurrence of various one-time charges resulting from management and strategic changes, we were no longer in compliance with the adjusted leverage and cash flow ratios under our Wells Fargo credit agreement at the end of the third fiscal quarter. The Company is currently in discussions with Wells Fargo to address the noncompliance and anticipate resolution with a waiver, amendment or standstill prior to the filing of the Company’s third quarter Form 10-Q.

Conference Call

The company will host a conference call November 4, 2015, at 7:30 a.m. Central Time to discuss its third quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 44 locations and franchises 136 additional units in 33 states, the Commonwealth of Puerto Rico, and Canada. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique made-from-scratch desserts.

Contact:	Richard Pawlowski – Chief Financial Officer
952-294-1300

To supplement its financial statements, Famous Dave’s of America, Inc. also provides investors with adjusted net income, adjusted basic and diluted net income per share and adjusted EBITDA which are non-GAAP financial measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. Famous Dave’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis and planning purposes.

Adjusted basic and diluted net income per share consists of net income plus items, such as, asset impairment and estimated lease termination and other closing costs, net loss on disposal of equipment, and the recapture of stock-based compensation and severance costs related to the level of Vice President (VP) and above, divided by the weighted average number of shares of stock outstanding (plus stock equivalents for the diluted calculation) during each period presented. Famous Dave’s of America, Inc. believes adjusted basic and diluted net income per share is useful to an investor because it is widely used to measure a company’s operating performance.

EBITDA consists of income from operations plus depreciation and amortization. Adjusted EBITDA consists of EBITDA plus items, such as, asset impairment and estimated lease termination and other closing costs, net loss on disposal of equipment, and the recapture of stock-based compensation and severance costs related to the level of Vice President (VP) and above. Famous Dave’s uses Adjusted EBITDA as a measure of operating performance because it assists the Company in comparing performance on a consistent basis, as it removes from operating results the impact of non-cash events. The Company believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because it is widely used to measure a Company’s operating performance without the impact of items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the impact of non-cash events and the method by which assets were acquired.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements and are subject to inherent limitations. Famous Dave’s of America, Inc. urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release. The tables appearing at the end of this release provide reconciliations of net income to adjusted net income, Adjusted EBITDA and basic and diluted net income per share to basic and diluted adjusted net income per share.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

SEPTEMBER 27, 2015 AND SEPTEMBER 28, 2014

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2015	2014	2015	2014
Revenue:
Restaurant sales, net	$27,242	$33,065	$87,551	$101,207
Franchise royalty revenue	4,312	4,384	13,263	13,194
Franchise fee revenue	—	5	255	140
Licensing and other revenue	245	222	765	734

Total revenue	31,799	37,676	101,834	115,275

Costs and expenses:
Food and beverage costs	8,484	9,750	26,805	29,554
Labor and benefits costs	9,786	10,550	29,383	32,381
Operating expenses	8,202	8,781	25,024	26,923
Depreciation and amortization	1,276	1,472	4,023	4,505
General and administrative expenses	4,182	3,913	14,055	12,190
Asset impairment and estimated lease termination and other closing costs	650	80	1,626	642
Pre-opening expenses	—	—	1	7
Net (gain) loss on disposal of property	(1,781)	3	(1,756)	424

Total costs and expenses	30,799	34,549	99,161	106,626

Income from operations	1,000	3,127	2,673	8,649

Other expense:
Interest expense	(224)	(209)	(659)	(709)
Interest income	2	—	7	1
Other income (expense), net	1	2	1	(1)

Total other expense	(221)	(207)	(651)	(709)

Income before income taxes	779	2,920	2,022	7,940

Income tax expense	(71)	(897)	(463)	(2,550)

Net income	$708	$2,023	$1,559	$5,390

Basic net income per common share	$0.10	$0.28	$0.22	$0.75

Diluted net income per common share	$0.10	$0.28	$0.22	$0.74

Weighted average common shares outstanding - basic	6,945	7,189	7,008	7,215

Weighted average common shares outstanding - diluted	6,958	7,212	7,027	7,244

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2015	2014	2015	2014
Food and beverage costs (1)	31.1%	29.5%	30.6%	29.2%
Labor and benefits costs (1)	35.9%	31.9%	33.6%	32.0%
Operating expenses (1)	30.1%	26.6%	28.6%	26.6%
Restaurant level cash flow margins (1)(3)	2.9%	12.0%	7.2%	12.2%
Depreciation & amortization (restaurant level) (1)	4.1%	3.9%	3.9%	3.9%
Asset impairment and estimated lease termination and other closing costs (1)	2.4%	0.2%	1.9%	0.6%
Pre-opening expenses and net loss on disposal of equipment (1)	(6.5)%	—	(2.0)%	0.4%
Costs and expenses (restaurant level) (1)	97.1%	92.1%	96.6%	92.7%
Restaurant level margin (1)(4)	2.9%	7.9%	3.4%	7.3%
Depreciation & amortization (corporate level) (2)	0.5%	0.4%	0.5%	0.5%
General and administrative expenses (2)	13.2%	10.4%	13.8%	10.6%
Total costs and expenses (2)	96.9%	91.7%	97.4%	92.5%
Income from operations (2)	3.1%	8.3%	2.6%	7.5%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level cash flow margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.
(4)	Restaurant level margin is equal to restaurant level cash flow margins less restaurant level depreciation and amortization, asset impairment and estimated lease termination and other closing costs, pre-opening expenses and net loss on disposal of equipment.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 27,	December 28,
	2015	2014
ASSETS
Cash and cash equivalents	$2,016	$2,133
Other current assets	12,398	11,442
Property, equipment and leasehold improvements, net	42,356	49,495
Other assets	4,405	3,607

Total assets	$61,175	$66,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$11,153	$14,211
Line of credit	10,140	5,000
Other long-term obligations	11,938	15,664
Shareholders’ equity	27,944	31,802

Total liabilities and shareholders’ equity	$61,175	$66,677

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 27,	September 28,
	2015	2014
Cash flows provided by operating activities	$2,475	$11,153
Cash flows provided by (used for) investing activities	2,196	(1,938)
Cash flows used for financing activities	(4,788)	(8,950)

Net (decrease) increase in cash and cash equivalents	$(117)	$265

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2015	2014	2015	2014

Restaurant sales (in thousands):
Company-Owned	$27,278	$33,065	$87,606	$101,207
Franchise-Operated (1)	$87,910	$94,177	$270,433	$284,748

Total number of restaurants:
Company-Owned	44	53	44	53
Franchise-Operated	135	142	135	142

Total	179	195	179	195

Total weighted average weekly net sales (AWS):
Company-Owned	$44,806	$46,855	$45,910	$48,268
Franchise-Operated (1)	$51,773	$51,548	$51,728	$52,219

Operating weeks:
Company-Owned	608	702	1,907	2,093
Franchise-Operated	1,698	1,827	5,228	5,453

Weighted comparable net sales by category (24 month):
Dine-in	(7.8)%	(3.6)%	(6.6)%	(3.4)%
To Go	(2.4)%	(1.4)%	(1.7)%	(1.3)%
Catering	0.4%	(0.7)%	0.4%	(0.5)%

Total company-owned comparable sales %	(9.8)%	(5.7)%	(7.9)%	(5.2)%

Franchise-Operated %	(3.6)%	(2.3)%	(1.9)%	(2.8)%

Total number of comparable restaurants:
Company-Owned	42	50	42	49
Franchise-Operated	117	122	116	119

(1)	Franchise-operated sales are not revenues of the company and are not included in the company’s consolidated financial statements. Company management believes that the disclosure of such information provides useful information to investors because historical performance and trends of Famous Dave’s franchisees relate directly to trends in franchise royalty revenues that the company receives from such franchisees and have an impact on the perceived success and value of the Famous Dave’s brand, and provides a comparison against which management and investors can evaluate whether and the extent to which company-owned restaurant operations is realizing its revenue potential.

FAMOUS DAVE’S OF AMERICA, INC.

NON-GAAP RECONCILIATION

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014

Net income	$708	$2,023	$1,559	$5,390
Asset impairment and estimated lease termination and other closing costs	650	80	1,626	642
Net (gain) loss on disposal of equipment	(1,781)	3	(1,756)	424
VP level and above stock-based compensation recapture	—	—	(45)	(1,071)
VP level and above severance	—	(249)	—	566
Tax adjustment for the non-cash adjustments	103	51	40	(180)

Adjusted net income	$(320)	$1,908	$1,424	$5,771

Non-GAAP adjusted (loss) income per share:
Basic adjusted net (loss) income per common share	$(0.05)	$0.27	$0.20	$0.80

Diluted adjusted net (loss) income per common share	$(0.05)	$0.26	$0.20	$0.80

Shares used to compute non-GAAP income per share:
Weighted average common share outstanding - basic	6,945	7,189	7,008	7,215

Weighted average common share outstanding - diluted	6,958	7,212	7,027	7,244

Income from Operations	$1,000	$3,127	$2,673	$8,649
Depreciation and amortization	1,276	1,472	4,023	4,505

EBITDA	2,276	4,599	6,696	13,154

Non-cash items:
Asset impairment and estimated lease termination and other closing costs	650	80	1,626	642
Net (gain) loss on disposal of equipment	(1,781)	3	(1,756)	424
VP level and above stock-based compensation recapture	—	—	(45)	(1,071)
VP level and above severance	—	(249)	—	566

Adjusted EBITDA	$1,145	$4,433	$6,521	$13,715

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.